EXHIBIT 99

BOSTON BEER REPORTS RECORD FIRST QUARTER
VOLUME AND REVENUE

      BOSTON, MA (5/10/06) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved record first quarter 2006 net revenue of $56.9 million, an increase of 16.8% over the first quarter 2005. The net revenue increase in the first quarter was primarily driven by a 13.7% core shipment volume increase and price increases of approximately 2%. Net income decreased in the first quarter by $2.1 million, mainly due to significant increases in production and freight costs, increases in salary and benefit costs and the timing of certain advertising, promotional and selling expenses. Despite this decrease, the Company believes that it can achieve its full year earnings target with incremental volume potentially defraying the cost pressures the Company is experiencing and planned increases in brand support. First quarter 2006 diluted earnings per share were $.13, a decrease of $.14 from the same period last year.

      Distributor sales of the Boston Beer brands to retail (depletions) increased approximately 18% from the first quarter 2005. Jim Koch, Chairman and Founder of the Company, commented, "We are pleased with our first quarter depletions growth which appears to reflect the increased drinker appeal of the Craft beer category that we saw in the second half of 2005. We believe that Samuel Adams is well positioned to continue to grow with the Craft beer category and maintain our leading brand position."

      Martin Roper, Boston Beer President and CEO, said, "While the 18% depletions growth benefited from an extra selling day and easy comparisons to the soft first quarter in 2005, we are optimistic about drinkers' tastes continuing to move towards more full-flavored, better quality beers, and we believe that the Company has benefited from this trend in the first quarter as well as from our continued investments in brand support and sales people."

      Bill Urich, Boston Beer CFO, added, "During first quarter 2006, our gross margin decreased due to increased packaging material and production costs as well as continued cost pressures relating to utilities and fuel cost, which our price increases of approximately 2% did not fully absorb. We also experienced higher production and excise tax costs related to Twisted Tea due to changes in federal formulation requirements and regulation changes in certain states. In addition, our net income in the first quarter was unfavorably impacted by the timing of certain advertising and selling expenses."

      Martin Roper, commenting on the full year prospects said, "We currently expect that, if our volume gains continue for the rest of the year, we will be able to reach our previously communicated earnings goals, despite the significant cost pressures and our increased brand support. Nevertheless, we have intensified our review of all opportunities to optimize both revenue and costs, so that we can continue investing behind our brands at appropriate levels for long term growth."

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1st Quarter Results

      For the 13-week period ended April 1, 2006, the Company recorded net revenue of $56.9 million, a 16.8% increase over the same period in 2005. Net revenue per barrel for core products increased by 2.1%, primarily due to price increases implemented in the first quarter, offset partially by a shift in package mix from cases to kegs.

      Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 292,000 barrels, an 18% increase from the first quarter 2005, primarily a result of increases in Samuel Adams® brand family and Twisted Tea® volume. The Company posted double digit percentage depletion increases on all Samuel Adams brands with the exception of Samuel Adams Boston Lager®. Twisted Tea® volume also posted a double digit increase for the first quarter of 2006. The Company believes inventories at wholesalers at the end of the quarter were at appropriate levels.

      The Company's recorded net income of $1.8 million or $.13 per diluted share for the first quarter 2006 decreased by $2.1 million or $.14 per diluted share from the same period last year. Gross margin for core products as a percent of net sales decreased to 57.8% from 61.4% in the first quarter of 2005, principally due to increases in utility costs, packaging costs, production costs, increases in state excise tax related to Twisted Tea® and a shift in product mix, offset partially by increases in pricing. Advertising, promotional and selling expenses for the quarter were up by $5.6 million compared to the same period last year. This increase was primarily a result of an increase of approximately $3.0 million in point of sale merchandise expense, promotional commitment expenses and advertising over the limited spending in the first quarter 2005 prior to the launch of the Company's "Take Pride in Your Beer" campaign in March 2005. Increases in freight costs, selling salaries and benefit costs and stock compensation cost also contributed to the increase. General and administrative expenses increased by $0.9 million compared to the same period last year, due to an increase in salary and benefit costs, stock compensation expense, insurance costs, and legal fees.

Other matters

      Shipments and orders in-hand suggest that core shipments for the second quarter 2006 appear to be up approximately 17% as compared to the same period in 2005. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

      Martin Roper stated, "April year-to-date depletions are estimated to be up approximately 16% over 2005. We believe our 2006 depletions have been favorably impacted by the continued positive trends of the Craft beer category."

Based on current known information, the Company is facing overall production and freight cost increases of between 5% and 10% over full year 2005, which could vary

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depending on actual energy costs during 2006, as well as other factors, and 2006 gross margin could be down 1% to 2% below full year 2005.

      The Company still expects 2006 earnings per diluted share to be between $1.10 and $1.18, absent any significant change in currently planned levels of brand support and before accounting for the impact of the adoption of FASB 123R, Share-Based Compensation, based on volume increases above the original expectation for the full year offsetting these cost pressures. The Company estimates that its adoption of FASB 123R will reduce earnings per diluted share by between $0.06 and $0.11 in 2006, including a $0.01 per diluted share impact which has been recorded in the first quarter 2006. This impact will depend on the vesting of certain performance-based options. The Company's ability to attain earnings growth in 2006 is dependent on achieving challenging targets for volume, pricing and costs. The Company continues to pursue cost savings initiatives and pricing opportunities, and hopes to preserve its economics to allow for continued investment in support of its brands in order to grow volume and earnings.

      The Company continues to evaluate its long term production strategy, including potential ownership or construction of a new brewery, or new contract relationships. Subsequent to April 1, 2006, the Company received the anticipated notice from Miller Brewing Company terminating the Company's existing contract relationship with Miller Brewing Company, effective October 31, 2008; the termination is in accordance with the contract and the 2003 arbitration award. While the Company believes that there will be adequate other contract capacity to absorb its production requirements at acceptable economics, there is no guarantee that the current economics can be maintained. Accordingly, the Company is accelerating its review of available production options. If the Company chooses to execute a strategy of 100% production capacity ownership and builds a brewery, it currently estimates that this could require a capital investment of $70.0 to $90.0 million over two years, with the expectation that there would be some improvement in operating and freight costs resulting from this investment. This estimate could change based on the actual production capacity and capability built. The Company currently estimates total capital expenditures in 2006 to be between $7.0 and $10.0 million, but this estimate could change significantly based on the outcome of the Company's evaluation of its long term production strategy.

      During the three months ended April 1, 2006, the Company repurchased $1.9 million of its Class A Common Stock. Through May 9, 2006, the Company has repurchased a cumulative total of approximately 7.7 million shares of its Class A Common Stock for an aggregate purchase price of $89.2 million, and had $10.8 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of May 9, 2006, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

      The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 18 distinctive, award-winning styles of beer, Samuel Adams offers

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discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

      Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 31, 2005 and December 25, 2004. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Wednesday, May 10, 2006

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:	(unaudited)
	Quarter Ended

	April 1,	March 26,
	2006	2005

Barrels sold	324	280

Revenue	$62,738	$53,625
Less excise taxes	5,850	4,916

Net revenue	56,888	48,709
Cost of goods sold	24,215	18,877

Gross profit	32,673	29,832
Operating expenses:
Advertising, promotional and selling expenses	25,378	19,808
General and administrative expenses	4,926	4,020

Total operating expenses	30,304	23,828

Operating income	2,369	6,004
Other income, net:
Interest income	588	301
Other income, net	61	158

Total other income, net	649	459

Income before provision for income taxes	3,018	6,463
Provision for income taxes	1,197	2,500

Net income	$1,821	$3,963

Net income per common share - basic	$0.13	$0.28

Net income per common share - diluted	$0.13	$0.27

Weighted-average number of common shares - basic	13,856	14,275

Weighted-average number of common shares - diluted	14,293	14,698

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	April 1,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$59,173	$41,516
Short-term investments	-	22,425
Accounts receivable, net of allowance for
doubtful accounts of $199 and $116 as of April
1, 2006 and December 31, 2005, respectively	15,820	9,534
Inventories	13,367	13,649
Prepaid expenses and other assets	1,980	1,236
Deferred income taxes	829	829

Total current assets	91,169	89,189

Property, plant and equipment, net	26,310	26,525
Other assets	2,174	1,963
Goodwill	1,377	1,377

Total assets	$121,030	$119,054

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$10,573	$11,378
Accrued expenses	16,970	17,361

Total current liabilities	27,543	28,739

Deferred income taxes	2,390	2,390
Other long-term liabilities	1,897	1,946

Total liabilities	31,830	33,075

Commitments and Contingencies

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized;
9,921,018 and 9,814,457 issued and
outstanding as of April 1, 2006 and December
31, 2005, respectively	99	98
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued
and outstanding	41	41
Additional paid-in capital	73,709	70,808
Unearned compensation	-	(353)
Accumulated other comprehensive loss,
net of tax	(196)	(196)
Retained earnings	15,547	15,581

Total stockholders' equity	89,200	85,979

Total liabilities and stockholders' equity	$121,030	$119,054

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Consolidated Statements of Cash Flows:
(in thousands)
	(unaudited)
	Quarter Ended

	April 1,	March 26,
	2006	2005

Cash flows provided by operating activities:
Net income	$1,821	$3,963
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,131	980
Loss on disposal of property, plant and equipment	26	-
Bad debt expense	105	-
Stock-based compensation expense	378	36
Deferred income taxes	-	(422)
Excess tax benefit from stock-based compensation arrangements	(587)	413
Purchases of trading securities	(6,050)	(1,500)
Proceeds from sale of trading securities	28,475	1,600
Changes in operating assets and liabilities:
Accounts receivable	(6,391)	2,337
Inventories	282	(194)
Prepaid expenses and other assets	(458)	(4,657)
Accounts payable	(805)	(3,780)
Accrued expenses	196	5,645
Other liabilities	(49)	-
Net cash provided by operating activities	18,074	4,421
Cash flows used in investing activities:
Purchases of property, plant and equipment	(907)	(2,465)
Proceeds from disposal of property, plant and equipment	1	-
Increase in other long-term assets	(45)	-
Net cash used in investing activities	(951)	(2,465)
Cash flows provided by financing activities:
Repurchase of Class A common stock	(1,855)	-
Proceeds from exercise of stock options	1,764	697
Excess tax benefit from stock-based compensation arrangements	587	-
Net proceeds from sale of investment shares	38	76
Net cash provided by financing activities	534	773

Change in cash and cash equivalents	17,657	2,729

Cash and cash equivalents at beginning of year	41,516	35,794

Cash and cash equivalents at end of period	$59,173	$38,523

Supplemental disclosure of cash flow information:
Income taxes paid	$255	$856

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